Exhibit 10.L

OMNIBUS AGREEMENT

among

MERHAV AMPAL ENERGY LIMITED

AND

MERHAV (M.N.F.) LIMITED

dated as of December 1, 2005

TABLE OF CONTENTS

		Page(s)

ARTICLE I DEFINITIONS		2

ARTICLE II TRANSACTIONS		5
2.1	Purchase of Initial Shares	5
2.2	Nominee Agreement	5
2.3	Purchase of Shares	5
2.4	Purchase Price Adjustment	6
2.5	Put Option	6

ARTICLE III SELLER'S REPRESENTATIONS AND WARRANTIES		7
3.1	Existence; Authority; Enforceability	7
3.2	The Shares	7
3.3	Absence of Conflicts	7
3.4	Compliance With Law; Consents	7
3.5	Fees	8
3.6	Disclosure	8

ARTICLE IV COVENANTS		8
4.1	Exclusivity	8
4.2	Tag Along	9
4.3	Due Diligence	9
4.4	Payment of Current Capital Call	9
4.5	Limitation on Certain Representations	9
4.6	Further Assurances	10

ARTICLE V SURVIVAL		10
5.1	Survival	10

ARTICLE VI MISCELLANEOUS		10
6.1	Governing Law	10
6.2	Arbitration	10
6.3	Severability	10
6.4	Interpretation	10
6.5	Costs and Expenses	11
6.6	Notices	11
6.7	Counterparts	12
6.8	Entire Agreement	12
6.9	No Third Party Rights; Assignment	12
6.10	Waivers and Amendments	12

ii

OMNIBUS AGREEMENT

        OMNIBUS AGREEMENT (this “Agreement”), dated as of December 1, 2005, by and among Merhav (m.n.f) Limited, a company organized under the laws of the State of Israel (“Seller”), and Merhav Ampal Energy Limited, a company organized under the laws of the State of Israel (“Purchaser”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

        WHEREAS, Purchaser owns 15,000 shares (the “Shares”) of East Mediterranean Gas Co. S.A.E., an Egyptian stock company (“EMG”), representing 25% of the issued and outstanding capital stock of EMG;

        WHEREAS, Seller offered Purchaser the opportunity to purchase all or part of the Shares;

        WHEREAS, Purchaser requires additional time to complete due diligence with respect to EMG and Seller’s ownership of the Shares before making a final determination with respect to the purchase the Shares, and Seller and Purchaser need additional time to negotiate the price and terms of such a purchase;

        WHEREAS, Seller has informed Purchaser that the shareholders of EMG are subject to a capital call (the “Current Capital Call”) pursuant to which Seller, to maintain its interest in EMG, will be required to contribute capital to EMG;

        WHEREAS, Seller has informed Purchaser that it may seek other purchasers of the shares;

        WHEREAS, after initial review, Purchaser has determined it is in its best interest to preserve the opportunity to purchase the Shares pending completion of its due diligence;

        WHEREAS, to preserve the opportunity to purchase the Shares, Purchaser has agreed to purchase, and Seller has agreed to sell, the beneficial ownership in 1200 shares of EMG (such shares representing approximately 2% of the issued and outstanding capital stock of EMG) (the “Initial Shares”), while the Parties continue to negotiate an agreement to purchase the Shares;

        WHEREAS, the purchase of the Initial Shares will be subject to (a) a downward purchase price adjustment based on any final negotiated purchase price for the Shares that is lower than the purchase price for the Initial Shares herein and (b) Purchaser’s right to cause under certain circumstances (including Purchaser not being satisfied with its due diligence) Seller to repurchase the Initial Shares; and

        WHEREAS, the Parties will consummate certain additional transactions and enter into certain other Transaction Documents (as hereinafter defined) in connection herewith.

        NOW, THEREFORE, in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        The following terms shall have the following meanings for purposes of this Agreement:

        “Affiliate” means (i) with respect to any Person, a Person that controls, is controlled by, or is under common control with such Person (it being understood, that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding ownership interests in such other Person, through agreements or otherwise); and (ii) with respect to any natural Person, (1) any parent, grandparent, sibling, child or spouse of such natural Person, or other Person related by marriage to any such Persons, (2) any trust established for the benefit of such natural Person or any Affiliate of such natural Person or (3) any executor or administrator of the estate of such natural Person.

        “Agreement” has the meaning set forth in the Preamble.

        “Authority” means any governmental, judicial, legislative, executive, administrative or regulatory authority of Egypt, Israel, the United States or any state, local, provincial or foreign government or any subdivision, agency, commission, office or judicial, administrative or regulatory authority thereof.

        “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York, Israel or Egypt are authorized or obligated by law or executive order to close.

        “Charter Documents” means any by-laws, charter, memorandum, certificate of incorporation, articles of association and any other similar constitutive or governing documents.

        “Consent” means any consent, waiver, approval, authorization, exemption, registration, permit, license or declaration of or by any Person or any Authority, or expiration or termination of any applicable waiting period under any Legal Requirement, that is required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any other Transaction Document or (ii) the consummation and performance of any of the transactions provided for hereby or thereby.

        “Contract” or “Contracts” means any and all contracts and agreements, including those that are franchises, warranties, understandings, arrangements, leases, licenses, registrations, authorizations, mortgages, bonds, notes and other instruments (whether written or oral).

        “Current Capital Call” has the meaning set forth in the Recitals.

        “Definitive Documentation” has the meaning set forth in Section 2.4.

        “Initial Shares” has the meaning set forth in the Recitals.

        “Definitive Per Share Purchase Price” has the meaning set forth in Section 2.4.

        “EMG” has the meaning set forth in the Recitals.

        “Initial Per Share Purchase Price” has the meaning set forth in Section 2.4.

        “Judgments” means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, settlement agreements or awards of any Authority or arbitrator.

        “Legal Requirements” means any and all (i) laws, ordinances and regulations, whether federal, provincial, state or local, of Israel, Egypt, the United States, or any other applicable jurisdiction; (ii) codes, standards, rules, requirements and criteria issued under any laws, ordinances and regulations, whether federal, provincial, state or local of Israel, Egypt, the United States or any other applicable jurisdiction; and (iii) Judgments.

        “Liabilities” means any obligation, liability, or indebtedness of any kind, character or description, whether absolute, contingent, accrued, liquidated, unliquidated, known, unknown, executory or otherwise.

        “Lien” means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien, fiduciary assignment and any security or similar agreement of any kind or nature whatsoever.

        “Necessary Action” means, with respect to a result required to be caused, all actions (to the extent such actions are permitted by applicable Legal Requirements) reasonably necessary to cause such result.

        “Nominee Agreement” means the Nominee Agreement, dated as of the date hereof, between Seller and Purchaser.

        “Option Termination Date” has the meaning set forth in Section 2.3.

        “Party” or “Parties” has the meaning set forth in the Preamble.

        “Person” means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

        “Preamble” means the preamble to this Agreement.

        “Proceeding” means any action, suit, charge, hearing, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

        “Pipeline” means the proposed pipeline to be built by EMG from El-Arish, Egypt to Ashkelon, Israel, and any future locations.

        “Put” shall have the meaning set forth in Section 2.5.

        “Put Closing” shall have the meaning set forth in Section 2.5.

        “Put Notice” shall have the meaning set forth in Section 2.5.

        “Put Price” means, with respect to any date of determination, the amount set forth in the following table and any amounts of additional capital calls (if any) contributed by Purchaser on account of the Initial Shares in accordance with the provisions of the Nominee Agreement:

On or Prior to:	Amount

May 31, 2006	$30,377,500

November 30, 2006	$30,795,000

May 31, 2007	$31,212,500

November 30, 2007	$31,630,000

May 31, 2008	$32,047,500

November 30, 2008	$32,465,000

        “Purchase Price” has the meaning set forth in Section 2.1.

        “Purchaser” has the meaning set forth in the Preamble.

        “Recitals” means the recitals to this Agreement.

        “Sale Notice” has the meaning set forth in Section 4.2.

        “Seller” has the meaning set forth in the Preamble.

        “Shares” has the meaning set forth in the Recitals.

        “Tag-Along Notice” has the meaning set forth in Section 4.2.

        “Tag-Along Shares” has the meaning set forth in Section 4.2.

        “Third-Party” has the meaning set forth in Section 4.2.

        “Transaction Documents” means each of this Agreement, the Nominee Agreement and any other agreement, certificate or instrument delivered pursuant to any of the foregoing.

        “Transfer” means, whether voluntary or involuntary, any transfer, assignment (including any fiduciary assignment), conveyance, sale, pledge or hypothecation.

        “Transfer Instruments” has the meaning set forth in Section 2.1.

        “Valuation Report” has the meaning set forth in Section 3.6.

ARTICLE II

TRANSACTIONS

     2.1        Purchase of Initial Shares.

    (a)        On the date hereof, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the beneficial ownership in the Initial Shares, for the purchase price specified in Section 2.1(c). Seller shall deliver to Purchaser, against payment of the Purchase Price, such instruments of transfer (“Transfer Instruments”) reasonably requested by Purchaser to evidence the sale, transfer and assignment of the beneficial ownership of the Initial Shares from Seller to Purchaser. Any transfer or similar taxes shall be the responsibility of Seller. Except pursuant to Section 6 of the Nominee Agreement, or during the existence of a default by Seller in payment of the Put Price when due, the Purchaser hereby covenants and agrees not to seek or take any action to register the Initial Shares in its name on the registry of EMG.

    (b)        The closing of the purchase and sale of the Shares (the “Closing”) shall take place on the date hereof at the offices of Seller, 33, Havazelet Hasharon St., Herzliya Pituah, Herzliya 46105, Israel.

    (c)        The aggregate purchase price for the Initial Shares shall be $29,960,000 (the “Purchase Price”). The Purchase Price shall be paid on the date hereof by Purchaser to Seller, or to its order, by wire transfer of immediately available funds to an account or accounts of Seller at the bank or banks specified by Seller in writing. The Purchase Price is subject to adjustment in accordance with Section 2.4.

    2.2        Nominee Agreement. Seller and Purchaser shall enter into the Nominee Agreement which shall set forth the agreements between the Parties with respect to, among other things, (i) Seller’s holding of the Initial Shares on behalf of and for the benefit of Purchaser; (ii) capital calls by EMG; (iii) voting of the Initial Shares; (iv) payment of dividends and other distributions from EMG; (v) Purchaser’s right to receive additional shares of EMG from Seller in consideration for Purchaser making certain capital contributions to EMG; and (vi) the transfer and registration of the Shares. Seller shall deal with the Initial Shares as provided in the Nominee Agreement.

    2.3        Purchase of Shares. (a) The Parties hereby agree to use their good faith efforts to negotiate the terms and/or structure of, and Definitive Documentation relating to, the sale and purchase of the remaining Shares whether directly or by joint ownership of MAE, all as will be discussed and agreed between the Parties. Although the Parties hereby agree to enter into negotiations relating to the sale and purchase of the remaining Shares, the Parties acknowledge (i) that neither this Agreement, the Nominee Agreement nor any other Transaction Document bind the Parties to sell or purchase, as the case may be, the remaining Shares (except to the extent Purchaser has a right to additional Shares of EMG in connection with making of required capital contributions to EMG pursuant to a capital call) and (ii) that only the Definitive Documentation shall be binding on a Party with respect to either the sale or purchase of the remaining Shares. For the avoidance of doubt, this foregoing limitation on the binding nature of this Agreement applies only to this Section 2.3(a) and the obligation to either sell or purchase the remaining Shares, as the case may be, and not any other provision of this Agreement or the Transaction Documents.

    (b)        The obligations of the Parties under this Section will terminate on the date (the “Option Termination Date”) which is the later of (x) December 1, 2006 or (y) the date on which EMG commences regularly scheduled deliveries of natural gas through the Pipeline.

    2.4        Purchase Price Adjustment.

    (a)        In the event that the Parties enter into a binding agreement for the purchase of the Shares pursuant to Section 2.3 above (the “Definitive Documentation”) and the purchase price per share for the Shares in the Definitive Documentation (the “Definitive Per Share Purchase Price”) is less than the purchase price per share paid for the Initial Shares (the “Initial Per Share Purchase Price”), the Initial Per Share Purchase Price shall be reduced to the Definitive Per Share Purchase Price. Upon closing of the sale and purchase of the Shares, Seller shall either, at its own discretion, (i) deliver to Purchaser an amount equal to the product of (x) the excess of the Initial Per Share Purchase Price over the Definitive Per Share Purchase Price multiplied by (y) 1200; or (ii) provide Purchaser with a notice according to which the amount specified in (i) above will be set off against payment of the consideration to Seller in the closing of the sale and purchase of the Shares pursuant to the Definitive Documentation. The parties acknowledge that the payment required hereunder may be paid by way of credit in connection with the purchase of the remaining Shares pursuant to the Definitive Documentation.

    2.5        Put Option.

    (a)        At any time after March 1, 2006 and prior to the Option Termination Date, Purchaser shall have the right for any reason whatsoever (including, without limitation, due diligence with respect to EMG or Seller’s ownership of the Shares) to require Seller to repurchase (the “Put”) all or any of the Initial Shares for the Put Price by delivering written notice of its exercise of such right to Seller (the “Put Notice”). For purposes of determining the Put Price, the determination date shall be the date on which the Put Closing occurs. Notwithstanding the foregoing, Purchaser may exercise the Put prior to March 1, 2006, if any representation or warranties of Seller herein are determined by Purchaser in its reasonable opinion not to be complete, accurate, and correct in all respects.

    (b)        Seller will be obligated to purchase all of the Initial Shares requested to be repurchased in the Put Notice, at a mutually agreeable time and place which will in no event be later than forty-five (45) days after the date of the Put Notice (the “Put Closing”). At the Put Closing, Purchaser shall deliver to Seller such documentation reasonably requested by Seller and required to transfer to Seller Purchaser’s interest in the Initial Shares being repurchased by Seller, free and clear of any Liens attributable to Purchaser, and Seller shall deliver to Purchaser an amount equal to the quotient of (x) the Put Price divided by (y) the number of shares being repurchased by Seller.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

        Seller hereby represents and warrants to Purchaser on the date hereof:

    3.1        Existence; Authority; Enforceability. Seller is a company duly organized and validly existing under the laws of Israel. EMG is a company duly organized and validly existing under the laws of Egypt. Seller has the requisite power and authority to enter into each Transaction Document to which it is a party and to perform its respective obligations thereunder. The execution, delivery and performance by Seller of each Transaction Document to which it will be a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all corporate action of Seller. Seller has duly and validly executed and delivered each Transaction Document to which it is a party, and each such Transaction Document constitutes its legal, valid and binding obligation, enforceable against Seller, in accordance with its terms.

    3.2        The Shares. (a) Seller owns 15,000 normal shares of stock, nominal value $1,000 per share, of EMG, representing 25% of all of the issued and outstanding capital stock or other equity interest of EMG on a fully-diluted basis. All of the issued and outstanding shares of capital stock of EMG have been duly authorized, validly issued and after payment of the Current Capital Call will be fully paid, nonassessable and except as set forth in EMG’s Charter Documents, free of preemptive rights, with no personal liability attaching to the ownership thereof. To the best of Seller’s knowledge, there are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, any capital stock of EMG, or subscriptions, warrants, options, calls, rights (pre-emptive or other) or other arrangements or commitments obligating EMG to issue or dispose of any of its capital stock or any ownership interest therein.

    (b)        Seller is the record owner of the Shares, and except as set forth in EMG’s Charter Documents, free and clear of any and all Liens. Upon the delivery of the Transfer Instrument, Purchaser shall have good and valid beneficial ownership of the Initial Shares, free and clear of any Liens.

    3.3        Absence of Conflicts. The execution and delivery by Seller of the Transaction Documents to which it is a party and the performance of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby does not and will not conflict with, or result in the breach of any provision of, the Charter Documents of Seller or any Contract or violate any Legal Requirement applicable to Seller.

    3.4        Compliance With Law; Consents. No Consent is required to be made or obtained by Seller in connection with (i) the execution, delivery or performance of the Transaction Documents to be entered into by Seller or (ii) the consummation of any of the transactions contemplated by the Transaction Documents. To the best of Seller’s knowledge, Seller is in compliance in all respects with all applicable Legal Requirements, except where such failure would not have or could not reasonably by expected to have a material adverse effect on Seller or its ability to consummate the transactions contemplated by, and perform its obligations, under the Transaction Documents.

    3.5        Fees. Neither Seller nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

    3.6        Disclosure. Seller has provided to Purchaser all documents and information (i) in Seller’s or any of its Affiliate’s possession relating to EMG, and (ii) that is reasonably material in connection with a decision to purchase the Initial Shares. Seller has not withheld from Purchaser or Giza Singer Even Ltd. (“GSE”) (in connection with GSE’s engagement by Seller or its Affiliates to prepare a valuation report of EMG) any information or documents regarding Seller, its Affiliates or EMG, as the case may be, that are reasonably material in connection with a decision to purchase the Initial Shares or in determining the valuation of EMG. No representation or warranty by Seller contained in this Agreement or any other Transaction Document and no information contained in any other instrument furnished or to be furnished to Purchaser or GSE, as the case may be, pursuant hereto or in connection with the transaction contemplated by this Agreement, any other Transaction Document or in connection with the Valuation Report (as defined below) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Seller is not aware of any facts or circumstances which would cause the representations and warranties of Seller contained in this Agreement or any other Transaction Documents to be untrue or incorrect. To the knowledge of Seller, after due inquiry, there is no fact, circumstance or condition which has had or could reasonably be expected to have a material adverse effect on EMG or Seller, which has not been disclosed to Purchaser or its representatives. Neither Seller nor any of its Affiliates are aware of any untrue statement of material fact in the draft Economic Valuation, dated November 11, 2005, prepared by GSE (the “Valuation Report”). Seller believes that the assumptions made by GSE set forth in the Valuation Report are reasonable.

ARTICLE IV

COVENANTS

    4.1        Exclusivity. (a) During the period from the date hereof through the one year anniversary of the date hereof, Seller shall not, and shall cause its Affiliates and agents, directly or indirectly, not to (i) solicit, initiate or encourage any inquiries, discussions or proposals from any other Person relating to a possible acquisition of any part of the Shares; (ii) continue, solicit, encourage or enter into negotiations or discussions relating to any such possible acquisition; (iii) furnish to any other Person any information (not already in the public domain) relating to the transactions contemplated hereby; or (iv) enter into or consummate any agreement or understanding providing for any such possible acquisition. To the extent Seller or any of its Affiliates is contacted or solicited in writing by any Person in connection with the purchase of Shares, Seller shall notify Purchaser in writing of any such written proposal or offer, or any inquiry or other contact with any Person with respect thereto, in each case promptly after such proposal, offer, inquiry or contact is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

(b) Notwithstanding the foregoing, the restriction on Seller set forth in Section 4.1(a) shall apply only with respect to 10,013 of the remaining Shares.

    4.2        Tag Along. (a) In the event, Seller wishes to Transfer all or a portion of the Shares to a non-Affiliated third-party purchaser (a “Third-Party”), Seller shall provide Purchaser with a notice, via facsimile, describing the proposed sale to such Third-Party Purchaser, including the name of the Third-Party, the purchase price and the other material terms and conditions on which such Third-Party is willing to acquire the Shares (the “Sale Notice”), and Purchaser shall have the right, but not the obligation, to require Seller to include a pro rata portion of shares of EMG beneficially owned by Purchaser in such sale, on the same terms and conditions as apply to the Shares to be sold by Seller, by delivering written notice (a “Tag-Along Notice”) to Seller, via facsimile, within five (5) Business Days after receiving the Sale Notice, of its intent to exercise such right. The Tag-Along Notice shall specify the number of Initial Shares to be included in the proposed sale (the “Tag-Along Shares”). If Purchaser has not timely delivered the Tag-Along Notice, Seller shall be entitled to consummate the sale to the Third-Party on the terms described in the Sale Notice. In the event that the Third-Party is not willing to purchase all of the Shares offered by Seller and all of the Tag-Along Shares, each of Seller and Purchaser shall be entitled to include in such sale a pro rata portion of the shares held or beneficially owned by it.

     (b)        In the event Purchaser has timely delivered the Tag-Along Notice, if Seller is able to effect a sale of such shares which complies with Section 4.2(a) above, then Seller shall arrange for the consideration to be paid by the Third-Party for the shares to be sold by Purchaser to be transferred directly to Purchaser upon delivery by Purchaser of appropriate documentation Transferring its interest in the Tag Along Shares. All costs and expenses incurred by Seller and Purchaser in connection with such sale shall be borne by such Seller and Purchaser, respectively.

    4.3        Due Diligence. Seller hereby agrees to cooperate with Purchaser in its due diligence and shall provide Purchaser with such information and documents as Purchaser shall reasonably request, and use reasonable commercial efforts to cause EMG to provide such information and documents as Purchaser shall reasonably request. The Parties agree that the due diligence to be conducted by Purchaser shall be to assist Purchaser (i) in confirming the representations and warranties of Seller set forth in this Agreement, and (ii) determining whether to exercise its Put and (iii) evaluating whether or not to purchase the remaining Shares.

    4.4        Payment of Current Capital Call. Seller hereby undertakes to make the payment of any funds due to EMG pursuant to the Current Capital Call.

    4.5        Limitation on Certain Representations. Notwithstanding anything to the contrary in Section 3.1, 3.3 and 3.4 above, it is agreed between the Parties that in the event that any representation or warranty given by Seller under Sections 3.1, 3.3 and/or 3.4 above, is determined to be inaccurate or incorrect, solely due to reasons attributable to the applicable laws and regulations of Egypt and/or EMG’s Charter Documents, then Purchaser’s sole and exclusive remedy will be to immediately exercise the Put Option as per the provisions of Section 2.5 above, and if such exercise of the Put Option is impossible for any reason whatsoever (including a determination that due to applicable law, the transfer of the beneficial ownership of the Initial Shares to Purchaser was invalid or unenforceable), then to receive an amount which is equal to the relevant Put Price applicable at that time, no later than forty-five (45) days after the date on which Seller will receive a notice, in writing, from Purchaser to that effect, against delivery of the documents evidencing the transfer of any rights Purchaser may have in the Initial Shares to Seller in accordance with Section 2.5(b).

    4.6        Further Assurances. Subject to the terms and conditions herein, each of the Parties agrees to take, or use reasonable commercial efforts in order to cause to be taken, all Necessary Actions and to do, or use reasonable commercial efforts in order to cause to be done, all things necessary, proper or advisable under all applicable Legal Requirements to consummate and make effective the transactions contemplated by the Transaction Documents to which it is a party.

ARTICLE V

SURVIVAL

    5.1        Survival. Each representation and warranty in this Agreement shall survive the for a period of two years after the date hereof, providedthat (i) the representation set forth in Section 3.1 and 3.2 shall survive indefinitely and (ii) the survival periods set forth in this Section 5.1 shall not apply to any claims involving fraud or bad faith on the part of any Party hereto.

ARTICLE VI

MISCELLANEOUS

    6.1        Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York without regard to its conflict of law principles (other than Section 5-1401 of the New York General Obligation Law).

    6.2        Arbitration. . All disputes between the parties hereto arising under the terms of this Agreement or any other Transaction Documents shall be arbitrated in New York City under the rules of the American Arbitration Association then obtaining in the City of New York judgment on any award made by the arbitrators hereunder may be rendered in any court having jurisdiction.

    6.3        Severability. Each Section, subsection and clause of this Agreement and each other Transaction Documents constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement or any other Transaction Document shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement or such Transaction Document, but every other provision of this Agreement or such Transaction Document shall remain in full force and effect.

    6.4        Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement, and references herein to “Articles” or “Sections” refer to Articles or Sections of this Agreement. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

    6.5        Costs and Expenses. Each Party shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and each other Transaction Document and the transactions provided for hereby and thereby.

    6.6        Notices. All notices or other communications required or permitted by this Agreement or any other Transaction Document shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile (with confirmation copies delivered personally or by courier within three (3) Business Days), as follows:

        If to Seller, to:

Merhav (m.n.f) Ltd 33 Havatzelet Hasharon Street Herzlia, Israel Attention: Mr. Yossef Maiman and Mr. Leo Malamud Facsimile:+972-9-9501733

        If to Purchaser, to:

Merhav Ampal Energy Limited 111 Arlozorov Street Tel Aviv 62098 Israel Attention: Yoram Firon Facsimile:+972-3-6080101

        with copies to:

Bryan Cave LLP 1290 Avenue of the Americas New York, NY, USA 10019 Attention: Kenneth Henderson, Esq. Facsimile: (212) 541-1357

or to such other address as hereafter shall be furnished as provided in this Section 6.6 by any Party to any other Party. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

    6.7        Counterparts. This Agreement and each other Transaction Document may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

    6.8        Entire Agreement. This Agreement together with the other Transaction Documents set forth the entire understanding and agreement between the Parties as to the matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and the other Transaction Documents, this Agreement shall govern as between the Parties with respect to the matters set forth herein.

    6.9        No Third Party Rights; Assignment. This Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor, of any Person other than the Parties and shall not be assignable without the prior written Consent of the other Parties. Notwithstanding any of the foregoing, Purchaser may Transfer its rights and interests hereunder to an Affiliate.

    6.10        Waivers and Amendments. No modification of or amendment to this Agreement or any other Transaction Document shall be valid unless in a writing signed by the Parties referring specifically to this Agreement or such other Transaction Document and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement or any other Transaction Document must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement or any other Transaction Document.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Omnibus Agreement as of the date first above written.

MERHAV AMPAL ENERGY LIMITED BY: —————————————— Name: Title:

MERHAV (M.N.F) LIMITED BY: —————————————— Name: Title:

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